EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, dated as of June 29, 2017 (the “Amendment”), to the Employment Agreement, dated January 1, 2017 (the “Employment Agreement”), is entered into between Jeff T. Hutchins, Ph.D. (“Executive”) and Heat Biologics, Inc. (“Corporation”).

WHEREAS, Executive was retained under the Employment Agreement by the Corporation to serve as its Chief Scientific Officer and Senior Vice President of Pre-Clinical Development;

WHEREAS, the Company desires to also retain the Executive as its Chief Operating Officer and the Executive has agreed to serve as the Chief Operating Officer of the Corporation; and

WHEREAS, in recognition of the hard work and performance by Executive and additional responsibilities added, the Corporation desires to amend the Employment Agreement.

NOW THEREFORE, for the mutual promises contained herein and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.

Amendment. The first sentence of Section 1(a) shall be revised and replaced with the following:

“(a)   The Corporation hereby engages and employs Executive as the Chief Scientific and Operating  Officerof the Corporation and Executive hereby accepts such engagement and employment for the Term (as defined in Section 2).

Section 3(a)(i) of the Employment Agreement is hereby deleted and replaced with the following:

“(i) Executive shall receive an annual base salary of Three Hundred Thirty-Five Thousand Dollars ($335,000) for the Term (the “Base Salary”), payable semi-monthly, which Base Salary may be reviewed and increased on an annual basis by the Board or a committee thereof to reflect the rate of inflation in effect at such time.”

2. Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3. No Other Amendments; Confirmation. All other terms of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable. State of North Carolina without regard to its choice or conflict of law principles and the parties agree to North Carolina as the exclusive venue for any disputes arising hereunder.

HEAT BIOLOGICS, INC.

By:	/s/ Jeffrey Wolf	/s/ Jeff T Hutchins
Name:	Jeffrey Wolf	JEFF T. HUTCHINS, PH.D.
Title:	Chief Executive Officer